Exhibit 99.2

Pacioli Companies 200 South Sixth Street, Suite 760 Minneapolis, MN 55402-1410 Phone 612-333-9900 Fax 612-333-9979

August 3, 2005

Linda Denson

7105 Northland Terrace

Minneapolis, MN 55428

Dear Linda:

Thank you for selecting Pacioli Companies to fill your professional interim staffing needs.  This letter confirms our billing agreement and discusses our payment terms.  After reading the following, please sign and date in the space provided and fax to me at 612-333-9979.

Our employee to be assigned to your company is:

Name: William Birmingham	Start Date: On or About 7/28/2005

Position: Interim CFO	Hourly Service Charge: $95.00

Pacioli Companies provides you:

OUR POLICY: Pacioli’s consultant is under the supervision of your organization and it is your responsibility to monitor the work of our consultant as it relates to schedule, quality and performance.  It is understood that Pacioli’s liability will be limited to attempting, to the best of our ability, to replace the consultant if your organization is not fully satisfied with their performance.

BILLING:  We pay our consultants on a bi-weekly basis; therefore, our employee will present a time sheet to his/her immediate supervisor for verification every other week.  Your firm will be billed bi-weekly at the agreed upon rate with payment due upon receipt of the invoice.  To schedule assignment extensions, contact me immediately.  The assigned individual IS an employee of Pacioli Companies, and our work week is Sunday through Saturday.  Any time over 40 hours per week is considered overtime, and overtime hours will be billed at 1½ times the straight time billing rate.

BENEFITS:  Pacioli employees are covered by Worker’s Compensation insurance; and, Pacioli Companies assumes total responsibility to pay the employee’s salary, all federal, state and local payroll taxes, unemployment taxes and other applicable charges as required.

Pacioli Companies is an equal opportunity employer.

You need to know:

If you or your company should hire our employee on a full-time or consultant basis during the interim assignment or within twelve months after the last day of any assignment, your firm agrees to pay Pacioli Companies our permanent placement fee.

Employees are not authorized to operate machinery or automotive equipment.  Employees are not authorized to handle cash, negotiables or any valuables of any kind without our written permission.  Employees may never render an opinion on our behalf on financial statements, nor sign our name to any financial statement or tax return while on assignment.

We value your business and look forward to working with you now and in the future.

Accepted by:	Accepted by Pacioli Companies

Authorized Signature	Authorized Signature

Name	Ryan Olmstead, Senior Recruiter

Title
8/3/05
Date	Date